Exhibit 10.1

                           BONUS FORFEITURE AGREEMENT

         This Bonus Forfeiture Agreement is entered into as of September 25, 2002, among Life Investors Insurance Company of America, Transamerica Life Insurance Company, (collectively "Aegon"), and Clark/Bardes Consulting, Inc. ("Clark/Bardes").

         WHEREAS, Aegon has entered into Administrative Services Agreements, dated September 26, 2002 with Clark/Bardes (the "Clark/Bardes Administrative Services Agreement") and Long, Miller & Associates, LLC ("LMA") (the "LMA Administrative Services Agreement") (collectively, the "Administrative Services Agreements") pursuant to which Clark/Bardes and LMA have agreed to provide certain administrative services with respect to certain life and variable life policies sold by and through duly licensed and appointed agents employed or engaged by Clark/Bardes and its affiliates (including LMA which is expected to be acquired by Clark/Bardes following the execution of this Agreement) with whom Aegon has entered into Appointment Agreements. (All policies to which such Administrative Services Agreements apply, including both the policies which are the subject of the Clark/Bardes Administrative Services Agreement and the policies which are the subject of the LMA Administrative Services Agreement, are collectively hereinafter defined as the "Policies"). Persons who own Policies are referred to hereafter as "Policyowners", and

         WHEREAS, the parties to the Administrative Services Agreements intend such agreements to operate together as an incentive to Clark/Bardes to provide such a level of service as to limit the number of Policies surrendered or exchanged, and

         WHEREAS, to induce Aegon to enter into the Administrative Services Agreements and in consideration of Aegon's agreement to pay compensation as provided in the Administrative Sevices Agreements, Clark/Bardes has agreed to enter into this Bonus Forfeiture Agreement,

         NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants set forth below and in the Administrative Services Agreements, the parties agree as follows:

         1.0      SURRENDER AND EXCHANGE.

         1.0.1 Clark/Bardes agrees that it will use its best efforts to maintain the Policies in force.

         1.0.2 If a Policy is surrendered or if there is a Section 1035 exchange of any Policy or Policies, Aegon shall withhold from the next scheduled payment to Clark/Bardes under the Clark/Bardes Administrative Services Agreement an amount calculated as provided in this section (a "Bonus Forfeiture Amount"). If such Bonus Forfeiture Amount is in excess of the next scheduled payment to Clark/Bardes under the Clark/Bardes Administrative Services Agreement, Clark/Bardes will pay to Aegon an amount which, when added to the next scheduled payment to Clark/Bardes under the Clark/Bardes


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Administrative Services Agreement, will equal the Bonus Forfeiture Amount. The
Bonus Forfeiture Amount will be calculated by multiplying the applicable percentage listed on Schedule A times the pro rata portion of the Net Cumulative Compensation attributable to the Policy or Policies surrendered or exchanged. "Net Cumulative Compensation" means all compensation paid by Aegon pursuant to the Clark/Bardes Administrative Services Agreement since its effective date less any prior Bonus Forfeiture Amounts. The pro rata portion of Net Cumulative Compensation is determined by multiplying the Net Cumulative Compensation by a fraction whose numerator is the cash value of the Policies surrendered or involved in the Section 1035 exchange and whose denominator is the total cash value of all Policies (including the Policies surrendered or exchanged), each at the time of the surrender or exchange. At no time shall the sum of all (i) Bonus Forfeiture Amounts, (ii) Exchange Amounts referred to in Section 1.0.3 below, and (iii) Persistency Adjustments referred to in Section 2.0 below exceed the Net Cumulative Compensation.

         1.0.3 If there is a Section 1035 exchange of any Policies or Policies surrendered and monies forwarded to an insurance carrier not affiliated with Aegon, in addition to the Bonus Forfeiture Amount pursuant to Section 1.0.2, Clark/Bardes will pay Aegon an additional amount (an "Exchange Amount") equal to the Bonus Forfeiture Amount.

         1.0.4 Neither the Bonus Forfeiture Amount set forth in Section 1.0.2 nor the Exchange Amount set forth in Section 1.0.3 shall apply if the surrender or exchange results (i) from the failure of the Aegon Affiliate issuing the exchanged or surrendered Policy to achieve crediting rates within 5% of the crediting rate determined by reference to the "straw man" portfolio established for the customer or (ii) as a result of a ratings downgrade of the Policy issuing Aegon affiliate to "A" (or its equivalent) by at least two of Moody's Investors Service, Standard & Poor's and Fitch Ratings.

         1.0.5 The Exchange Amount set forth in Section 1.0.3 shall not apply if (i) Clark/Bardes has used its best efforts to prevent the surrender or exchange of the Policy or Policies, including, without limitation, making a written offer to the customer to reduce its compensation to zero with respect to the Policy or Policies and (ii) Clark/Bardes is not receiving compensation with respect to the Policies after such exchange from the insurance carrier which issued the policy or policies exchanged for the Policy or Policies subject to this Agreement.

         2.0      PERSISTENCY ADJUSTMENT.

         Clark/Bardes agrees to pay Aegon annually the amount, if any, by which $2.3 million ($1.15 million if Clark/Bardes does not consummate its purchase of 100% of the membership interests in LMA pursuant to the Membership Interests Purchase Agreement, dated September 26, 2002) exceeds the product of 10 basis points (.1%) multiplied by the cash value of the Policies in force at December 31 of each year this Agreement is in force plus the cash value of any Policies with respect to which a Bonus Forfeiture has been paid during such year. Payment, if any, shall be due by January 15 of the following year.

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         3.0      AEGON AGREEMENTS.

         Clark/Bardes and Aegon agree that the Administrative Services Agreements, the Appointment Agreements and Related Schedules and the Selected Broker Agreements constitute all of the agreements pursuant to which Aegon is obligated to compensate Clark/Bardes and its affiliates, including LMA, with respect to the Policies. Clark/Bardes and Aegon agree that if Aegon elects to participate in the highest level carrier program offered by Clark/Bardes or its affiliates, the charge for its participation will not exceed $200,000. Clark/Bardes and Aegon agree that new Policies will be compensated pursuant to standard commission arrangements in addition to the payments contemplated by the Administrative Service Agreements. Clark/Bardes agrees that neither Clark/Bardes nor any of its affiliates will (i) ask Aegon, or its affiliates, to renegotiate any compensation agreement between Clark/Bardes and its affiliates, on the one hand, and Aegon or its affiliates on the other, with respect to compensation to be paid to Clark/Bardes or its respective affiliates with respect to the Policies or (ii) request any additional arrangement pursuant to which Aegon or its affiliates would compensate Clark/Bardes or its affiliates with respect to the Policies (in each case a "Renegotiation Request"). If Aegon receives a Renegotiation Request, it will notify Clark/Bardes pursuant to Section 8.0 of this Agreement, and such notice shall specifically reference this section and the possibility of a $5 million renegotiation charge if such Renegotiation Request is not cancelled as provided herein. If the Renegotiation Request is not cancelled within 30 days after receipt of notice by Clark/Bardes, Aegon may impose a renegotiation charge of up to $5 million. Aegon will notify Clark/Bardes pursuant to Section 8.0 of its decision to impose a renegotiation charge penalty under this Section 3.0 and Clark/Bardes agrees to pay such renegotiation charge within 15 days of its receipt of such notice.

         4.0      INCENTIVE PROGRAMS.

         Any program offered by or through Clark/Bardes or its affiliates incenting the sale of policies of participating insurance carriers will include Aegon on substantially equivalent economic terms and conditions as the other insurance carriers. In determining whether Aegon is included in such programs on the same terms and conditions, Clark/Bardes will use aggregate payments made and amounts payable under the Administrative Service Agreements to compensate Clark/Bardes agents and employees to the extent necessary to provide its agents and employees the same incentive to sell Aegon policies as the policies of other participating insurance carriers.

         5.0      TERM AND TERMINATION.

         This Agreement shall become effective as of the date set forth above and shall automatically expire on the sixth anniversary of the termination of the last Administrative Services Agreement to expire.

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         6.0      ASSIGNMENT.

         No assignment by operation of law or otherwise of this Agreement or of compensation payable hereunder shall be valid unless authorized in writing by Aegon. Every assignment shall be subject to (a) any indebtedness and obligation of Clark/Bardes that may be due or become due to Aegon or its affiliates; and
(b) any applicable NASD, SEC, or state insurance or securities regulation pertaining to such assignments.

         7.0      AMENDMENTS.

         7.0.1 Writing Required. No waiver or amendment of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of Aegon and Clark/Bardes. The failure of Aegon or Clark/Bardes to enforce any provisions of this Agreement shall not constitute a waiver of any such provision or a course of conduct or a waiver in the future of that same provision.

         7.0.2 Past Waiver. No past waiver of a provision of this Agreement by Aegon or Clark/Bardes shall constitute a course of conduct or a waiver in the future of that same provision.

         8.0      NOTICE.

         Any and all notices required to be given under this Agreement or which either of the parties may desire to give shall be in writing and shall be deemed to be delivered when sent by certified mail, postage prepaid, return receipt requested or sent by Federal Express or other recognized overnight courier service, and addressed as follows:

         If to Clark/Bardes:
         Becky Letsche
         Clark/Bardes, Inc.
         2121 San Jacinto Street, Suite 2200
         Dallas, TX 75201-7906
         And
         Kurt Laning
         Clark/Bardes, Inc.
         102 South Wynstone Park Drive, Suite 200
         North Barrington, IL 60010

         If to Aegon:
         Transamerica Life Insurance Company
         Attn: President, Extraordinary Markets
         4333 Edgewood Rd NE
         Cedar Rapids, IA 52499-2390

         9.0      SEVERABILITY.

         Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, by ineffective to the extent of such prohibition, unenforceability or, non-authorization without invalidating the remaining

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provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         10.0     GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to its conflicts of laws provisions.

         11.0     CONFIDENTIALITY.

         Each of the parties agrees that the terms and conditions of this Agreement are confidential and, unless otherwise required by law, shall not be disclosed by either party except to such party's officers, employees, directors, attorneys, accountants, advisors and representatives, without the consent of the other party.

         12.0     HEADINGS.

         Section headings in this Agreement are included herein for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. References to Schedules, shall, unless otherwise indicated, refer to Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement.

         13.0     EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.






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LIFE INVESTORS INSURANCE COMPANY OF AMERICA


By:  /s/
     -----------------------------------
Its: Vice President
     -----------------------------------


TRANSAMERICA LIFE INSURANCE COMPANY


By:  /s/
     -----------------------------------
Its: Vice President
     -----------------------------------

CLARK/BARDES CONSULTING, INC.


By:  /s/ Thomas M. Pyra
     -----------------------------------
Its: Chief Financial Officer
     -----------------------------------